Exhibit 15.3

Your Vision Our Focus

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: Grown Rogue International Inc.

We consent to the incorporation by reference of our Independent Auditor’s Report dated June 8, 2022 with respect to the consolidated financial statements of Grown Rogue Unlimited, LLC as at October 31, 2018 and 2017 and for the year ended October 31, 2018 and the period from October 31, 2016 to October 31, 2017 referenced in Form 20-F of Grown Rogue International Inc. as of November 15, 2018.

We also consent to the reference to our firm under the heading “Experts” in the Form 20-F.

Certified Public Accountants
June 8, 2022
Dallas, Texas

Turner, Stone & Company, L.L.P.
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1600/Facsimile: 972-239-1665